FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Drubner              Norman                  S.
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   (Last)               (First)              (Middle)

   c/o Drubner, Hartley, O'Connor & Mengacci, L.L.C.
   500 Chase Parkway
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                        (Street)

   Waterbury               CT                 06708
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


   November 1, 2001
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name and Ticker or Trading Symbol


   OptiCare Health Systems, Inc. (OPT)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director
   [ ] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)




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6. If Amendment, Date of Original (Month/Day/Year)

   January 31, 2002

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7. Individual or Joint/Group Filing
   (Check all Applicable)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                             TABLE I--Non-Derivative Securities Beneficially Owned
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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 Common Stock, par value
   $.001 per share               294,489                    D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one person, see Instruction 5(b)(v).

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       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ Norman S. Drubner                        February 19, 2002
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              ** Signature of Reporting Person             Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1473